Cooper Standard Reports Record First Quarter Results

NOVI, Mich., May 1, 2018 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the first quarter 2018.

First Quarter 2018 Highlights

•	Sales increased 7.2 percent to a record $967.4 million

•	Net income reached a first quarter record $56.8 million or $3.07 per diluted share

•	Adjusted EBITDA increased to a first quarter record $122.6 million or 12.7 percent of sales

•	Adjusted net income increased 14.2 percent to a first quarter record $63.8 million or $3.45 per diluted share

•	Net new business awards totaled $140 million for the quarter

During the first quarter of 2018, the Company generated net income of $56.8 million, or $3.07 per diluted share, and adjusted EBITDA of $122.6 million on sales of $967.4 million. These results compare to net income of $41.7 million, or $2.20 per diluted share, and adjusted EBITDA of $111.0 million on sales of $902.1 million in the first quarter of 2017. The Company’s adjusted EBITDA as a percent of sales (“Adjusted EBITDA Margin”) for the first quarter of 2018 was 12.7 percent compared to 12.3 percent in the first quarter of 2017.

“We are pleased to have started the year with solid operating performance and strong financial results,” stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “Our sales growth continues to outpace global light vehicle production and our team’s further advancements toward world-class operations are helping to reduce costs and expand margins.”

The Company’s first quarter net income, excluding restructuring and other special items (“adjusted net income”), totaled $63.8 million, or $3.45 per diluted share, compared to $55.9 million, or $2.95 per diluted share in the first quarter of 2017. The increase in adjusted net income was driven primarily by improvements in operating efficiency and lower selling, general administrative and engineering (“SGA&E”) expense. These were partially offset by customer price reductions and inflation. Higher material costs were offset by purchasing lean initiatives and supply chain optimization.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted earnings per share are non-GAAP measures. Definitions of these measures and reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Notable Developments

During the first quarter, Cooper Standard launched 50 new customer programs and was awarded $140 million in annual net new business.

New contract awards for the Company’s recent product innovations, including both new and replacement business, totaled $70 million in the quarter. Cooper Standard’s expanding portfolio of commercialized innovation products includes: MagAlloy™; ArmorHose™; ArmorHose™ TPV; Gen III Posi-Lock; TP Microdense; and Fortrex™.

Subsequent to the end of the quarter, Cooper Standard received an Automotive News PACE Award for its Fortrex™ lightweight elastomeric material in automotive sealing applications. The annual PACE (Premier Automotive Suppliers' Contribution to Excellence) Awards honor supplier innovations that have entered the market and are delivering measurable customer benefits.

Consolidated Results

First quarter 2018 sales increased by $65.3 million or 7.2 percent compared to the first quarter of 2017. The year-over-year increase was largely attributable to $53.0 million of favorable exchange rate fluctuations, primarily in Europe and Asia, and favorable volume and mix, net of customer price reductions.

First quarter adjusted EBITDA increased by $11.7 million or 10.5 percent compared to the first quarter of 2017. The year-over-year increase was primarily attributable to net operational efficiencies of $25.0 million, purchasing efficiencies and lower SGA&E expense, partially offset by customer price reductions and commodity price pressure.

The Company has adopted a new accounting standard related to Compensation - Retirement Benefits (ASU 2017-07) that reclassifies the presentation of the components of net periodic benefit costs in the statements of net income. As a result, prior period data have been recast.

Segment Results

North America

The Company’s North America segment reported sales of $499.2 million in the first quarter, an increase of 3.1 percent when compared to $484.2 million in sales reported in the first quarter 2017. The year-over-year improvement was largely attributable to favorable volume and mix, partially offset by customer price reductions.

North America segment profit was $64.7 million, or 13.0 percent of sales, in the first quarter. This compared to segment profit of $62.3 million or 12.9 percent of sales in the first quarter 2017. The year-over-year change in segment profit was driven primarily by net operational efficiencies and favorable volume and mix, partially offset by customer price reductions and inflation.

Europe

The Company’s Europe segment reported sales of $292.4 million in the first quarter, an increase of 11.8 percent when compared to sales of $261.5 million in the first quarter 2017. The year-over-year improvement was primarily attributable to favorable foreign exchange, partially offset by unfavorable volume and mix net of customer price reductions.

The Europe segment reported a profit of $2.6 million in the first quarter compared to segment loss of $8.6 million in the first quarter of 2017. The year-over-year improvement was largely attributable to net operational efficiencies, including savings from restructuring, lower restructuring expense, the non-recurrence of a prior period fixed asset impairment, favorable foreign exchange and lower SGA&E expense, partially offset by unfavorable volume and mix, customer price reductions, commodity price pressure and inflation.

Asia Pacific

The Company’s Asia Pacific segment reported sales of $149.2 million in the first quarter, an increase of 12.5 percent when compared to sales of $132.6 million in the first quarter 2017. The year-over-year increase was largely attributable to favorable foreign exchange and favorable volume and mix, net of customer price reductions.

Asia Pacific segment profit was $3.6 million in the first quarter, compared to $3.5 million in the first quarter 2017. The year-over-year improvement was largely attributable to net operational efficiencies and lower SGA&E expense offset by lower volume and mix, and customer price reductions.

South America

The Company’s South America segment reported sales of $26.6 million in the first quarter, an increase of 12.3 percent when compared to sales of $23.7 million in the first quarter of 2017. The increase was largely attributable to improved volume and mix, partially offset by foreign exchange.

The South America segment reported a loss of $1.5 million in the first quarter, compared to a segment loss of $2.8 million in the first quarter of 2017. The year-over-year improvement was due primarily to improved volume and mix, and purchasing efficiencies, partially offset by foreign exchange.

Liquidity and Cash Flow

At March 31, 2018, Cooper Standard had cash and cash equivalents totaling $420.2 million. Net cash used in operating activities in the first quarter 2018 was $10.6 million and free cash flow for the quarter (defined as net cash used/provided by operating activities minus capital expenditures) was an outflow of $78.4 million. Free cash flow was negatively impacted by the timing of certain customer payments and lower utilization of the Company’s accounts receivable factoring program during the quarter.

In addition to cash and cash equivalents, the Company had $200.0 million available under its amended senior asset-based revolving credit facility (“ABL”) for total liquidity of $620.2 million at March 31, 2018.

Total debt at March 31, 2018 was $758.2 million. Net debt (defined as total debt minus cash and cash equivalents) was $338.0 million. Cooper Standard’s net leverage ratio (defined as net debt divided by trailing 12 months adjusted EBITDA) at March 31, 2018 was 0.7 times.

During the first quarter, the Company entered into a third amendment to its Term Loan Facility to reduce the interest rate. The lower rate will reduce cash interest expense by approximately $0.8 million annually through the remaining term of the loan.

Outlook

Based on the results achieved in the first quarter and the market outlook for the rest of the year, the Company is maintaining its previous guidance for the full year 2018 as summarized below:

	Previous Guidance (2/15/2018)	Current Guidance
Sales	$3.55 - $3.60 billion	Unchanged
Adjusted EBITDA Margin[1]	12.7% - 13.3%	Unchanged
Capital Expenditures as a percent of sales	5.5% - 5.9%	Unchanged
Cash Restructuring	$25 - $35 million	Unchanged
Effective Tax Rate	20% - 24%	Unchanged
1 Adjusted EBITDA Margin is a non-GAAP financial measure. We have not provided a reconciliation of projected adjusted EBITDA margin range to projected net income margin range because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, we cannot reconcile projected adjusted EBITDA margin range to a comparable US GAAP net income margin range without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on May 2, 2018 at 9 a.m. ET to discuss its first quarter 2018 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 95008497 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs more than 32,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; entering new markets; possible variability of our working capital requirements; risks associated with our international operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; changes in our assumptions used for evaluation of deemed repatriation tax and the remeasurement of our deferred tax assets and liabilities, including as a result of IRS issuing guidance on the Tax Cuts and Jobs Act that may change our assumptions; the possibility of future impairment charges to our goodwill and long-lived assets; and our dependence on our subsidiaries for cash to satisfy our obligations.
You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited)
(Dollar amounts in thousands except per share amounts)

	Three Months Ended March 31,
	2018	2017
Sales	$967,391	$902,051
Cost of products sold	796,511	732,049
Gross profit	170,880	170,002
Selling, administration & engineering expenses	80,440	87,054
Amortization of intangibles	3,406	3,595
Impairment charges	—	4,270
Restructuring charges	7,125	9,988
Operating profit	79,909	65,095
Interest expense, net of interest income	(9,800)	(11,239)
Equity in earnings of affiliates	1,687	1,675
Loss on refinancing and extinguishment of debt	(770)	—
Other expense, net	(1,719)	(1,137)
Income before income taxes	69,307	54,394
Income tax expense	11,891	11,890
Net income	57,416	42,504
Net income attributable to noncontrolling interests	(624)	(798)
Net income attributable to Cooper-Standard Holdings Inc.	$56,792	$41,706

Weighted average shares outstanding
Basic	17,991,488	17,742,994
Diluted	18,511,113	18,972,550

Earnings per share:
Basic	$3.16	$2.35
Diluted	$3.07	$2.20

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$420,172	$515,952
Accounts receivable, net	570,548	494,049
Tooling receivable	107,274	112,561
Inventories	185,960	170,196
Prepaid expenses	38,610	33,205
Other current assets	115,273	100,778
Total current assets	1,437,837	1,426,741
Property, plant and equipment, net	977,514	952,178
Goodwill	173,370	171,852
Intangible assets, net	65,904	69,091
Other assets	106,534	105,786
Total assets	$2,761,159	$2,725,648

Liabilities and Equity
Current liabilities:
Debt payable within one year	$34,626	$34,921
Accounts payable	523,962	523,296
Payroll liabilities	119,405	123,090
Accrued liabilities	115,595	145,650
Total current liabilities	793,588	826,957
Long-term debt	723,587	723,325
Pension benefits	181,059	180,173
Postretirement benefits other than pensions	61,643	61,921
Other liabilities	78,323	78,183
Total liabilities	1,838,200	1,870,559
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	18	18
Additional paid-in capital	510,060	512,815
Retained earnings	572,084	511,367
Accumulated other comprehensive loss	(189,608)	(197,631)
Total Cooper-Standard Holdings Inc. equity	892,554	826,569
Noncontrolling interests	30,405	28,520
Total equity	922,959	855,089
Total liabilities and equity	$2,761,159	$2,725,648

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2018	2017
Operating Activities:
Net income	$57,416	$42,504
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	32,853	28,262
Amortization of intangibles	3,406	3,595
Impairment charges	—	4,270
Share-based compensation expense	3,875	6,804
Equity in earnings of affiliates, net of dividends related to earnings	2,821	965
Loss on refinancing and extinguishment of debt	770	—
Other	1,242	7,661
Changes in operating assets and liabilities	(112,939)	(90,372)
Net cash (used in) provided by operating activities	(10,556)	3,689
Investing activities:
Capital expenditures	(67,858)	(58,270)
Acquisition of businesses, net of cash acquired	(3,223)	—
Proceeds from sale of fixed assets and other	889	33
Net cash used in investing activities	(70,192)	(58,237)
Financing activities:
Principal payments on long-term debt	(887)	(1,836)
(Decrease) increase in short-term debt, net	(1,123)	142
Purchase of noncontrolling interests	(2,450)	—
Proceeds from exercise of warrants	—	580
Taxes withheld and paid on employees' share based payment awards	(9,621)	(10,740)
Other	(881)	(117)
Net cash used in financing activities	(14,962)	(11,971)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(69)	(6,510)
Changes in cash, cash equivalents and restricted cash	(95,779)	(73,029)
Cash, cash equivalents and restricted cash at beginning of period	518,461	482,979
Cash, cash equivalents and restricted cash at end of period	$422,682	$409,950

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	March 31, 2018	December 31, 2017
Cash and cash equivalents	$420,172	$515,952
Restricted cash included in other current assets	45	88
Restricted cash included in other assets	2,465	2,421
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$422,682	$518,461

Non-GAAP Measures
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales. Adjusted net income is defined as net income adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings per share is defined as adjusted net income divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Net debt is defined as total debt minus cash and cash equivalents. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow as supplements to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures
EBITDA and Adjusted EBITDA
The following table provides reconciliation of EBITDA and adjusted EBITDA from net income:
(Unaudited; Dollar amounts in thousands)

	Three Months Ended March 31,
	2018	2017
Net income attributable to Cooper-Standard Holdings Inc.	$56,792	$41,706
Income tax expense	11,891	11,890
Interest expense, net of interest income	9,800	11,239
Depreciation and amortization	36,259	31,857
EBITDA	$114,742	$96,692
Restructuring charges	7,125	9,988
Loss on refinancing and extinguishment of debt (1)	770	—
Impairment charges (2)	—	4,270
Adjusted EBITDA	$122,637	$110,950

Sales	$967,391	$902,051
Adjusted EBITDA Margin	12.7%	12.3%

(1)	Loss on refinancing and extinguishment of debt related to the amendment of the Term Loan Facility.

(2)	Non-cash impairment charges related to fixed assets.

Adjusted Net Income and Adjusted Earnings Per Share
The following table provides reconciliation of net income to adjusted net income and the respective earnings per share amounts:
(Unaudited; Dollar amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Net income attributable to Cooper-Standard Holdings Inc.	$56,792	$41,706
Restructuring charges	7,125	9,988
Loss on refinancing and extinguishment of debt (1)	770	—
Impairment charges (2)	—	4,270
Tax impact of adjusting items (3)	(901)	(95)
Adjusted net income	$63,786	$55,869

Weighted average shares outstanding:
Basic	17,991,488	17,742,994
Diluted	18,511,113	18,972,550

Earnings per share:
Basic	$3.16	$2.35
Diluted	$3.07	$2.20

Adjusted earnings per share:
Basic	$3.55	$3.15
Diluted	$3.45	$2.95

(1)	Loss on refinancing and extinguishment of debt related to the amendment of the Term Loan Facility.

(2)	Non-cash impairment charges related to fixed assets.

(3)
Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow
The following table defines free cash flow:
(Unaudited; Dollar amounts in thousands)

	Three Months Ended March 31,
	2018	2017
Net cash (used in) provided by operating activities	$(10,556)	$3,689
Capital expenditures	(67,858)	(58,270)
Free cash flow	$(78,414)	$(54,581)